Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Phase 2 Dosimetry Data for Progenics' AZEDRA Presented at EANM
Congress 2015

- Prospective Treatment Planning for High Dose Therapy Limits Radiation to Critical Organs -

Tarrytown, N.Y., October 12, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) today announced that data from its Phase 2 study of Azedra for the treatment of ultra-orphan indications pheochromocytoma and paraganglioma were highlighted during an oral presentation at the 28th Annual European Association of Nuclear Medicine (EANM) Congress being held in Hamburg, Germany.

Daniel Pryma, M.D., Associate Professor of Radiology and Radiation Oncology, Clinical Director of Nuclear Medicine and Molecular Imaging, University of Pennsylvania Perelman School of Medicine presented preliminary dosimetry data from the Phase 2 study in patients with iobenguane-avid metastatic and/or recurrent pheochromocytoma/paraganglioma. The study was designed to evaluate the efficacy and safety of two therapeutic doses of Azedra given 3 months apart, with dosimetric evaluation prior to the first therapeutic dose to ascertain avidity and tissue distribution.  44 patients had received a dosimetry dose before Molecular Insight suspended patient enrollment due to lack of funding.

"Prospective treatment planning via dosimetric evaluation for high-dose therapy is a critical component of radio-therapeutic development, serving as a safety check-point from which we can estimate the potential risk to critical organs," said Dr. Pryma. "This allows for dose adjustment for each individual if necessary, enhancing the safety profile of Azedra in this setting."

In this study, 44 patients underwent dosimetric evaluation, of which 41 (93.2%) demonstrated tumor avidity. 38 (86.4%) were eligible to receive up to 37 GBq based on dosimetry, while 6 (13.6%) required dose reduction based on pre-specified limits for the kidneys, liver, and lungs. Azedra was generally well tolerated with gastrointestinal and hematologic toxicity most frequently reported.

Dr. Pryma also presented updated preliminary long-term survival data from the first 41 patients dosed before enrollment in the trial was suspended in 2010. Seven of those patients had received one and 34 had received two therapeutic doses of Azedra. The study's primary endpoint, a reduction of all anti-hypertensive medications for at least 50% and for at least six months, was achieved by 31.7% of patients.  As of April 2015, the 34 patients receiving two therapeutic doses of Azedra had a median survival of 48.5 months.

About Azedra

Azedra is a radio-therapeutic with FDA Fast Track status currently being studied in a phase 2 registrational trial under a SPA with the FDA using a surrogate marker as registrational endpoint. In addition to potentially treating pheochromocytoma and paraganglioma, Azedra may also have utility in treating neuroblastoma and other neuroendocrine tumors. Clinical trials for Azedra have not been completed and regulatory approvals for Azedra remain subject to the successful completion of all required studies.

About Pheochromocytoma and Paraganglioma

Pheochromocytomas and paragangliomas are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Malignant and recurrent pheochromocytomas and paragangliomas may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes a small molecule imaging agent that has completed a phase 2 trial and an antibody drug conjugate therapeutic which has also completed a two-cohort phase 2 clinical trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc. For additional information, please visit www.progenics.com.
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Progenics Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com